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                                   Exhibit 21

                      Subsidiaries of AGL Resources Inc. *

  Following is a listing of the first tier subsidiaries and their related second tier subsidiaries:


  Name of Subsidiary                         Jurisdiction of Incorporation
  ------------------                         -----------------------------

  AGL Energy Services, Inc.                              Georgia
   Georgia Gas Company                                   Georgia

  AGL Interstate Pipeline Company                        Georgia

  AGL Investments, Inc.                                  Georgia
     AGL Gas Marketing, Inc.                             Georgia
     AGL Power Services, Inc.                            Georgia
     AGL Propane, Inc.                                   Georgia
     Trustees Investments, Inc.                          Georgia
     Utilipro, Inc.                                      Georgia

  AGL Peaking Services, Inc.                             Georgia

  AGL Resources Services Company                         Georgia
  (voluntarily dissolved October 1, 1999)

  Atlanta Gas Light Company                              Georgia
   Chattanooga Gas Company                               Tennessee

  Atlanta Gas Light Services, Inc.                       Georgia
  (formerly known as Georgia Natural Gas Company)

  Georgia Natural Gas Company                            Georgia
  (formerly known as Atlanta Gas Light Services,
    Inc., and formerly known as
    The Energy Spring, Inc.)



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* The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.